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                                                                    EXHIBIT 10-C

                                  June 27, 2001

Mr. Fred G. Aanonsen
14 Meadow Ridge Lane
New Milford, CT  06776

Dear Fred:

      I am pleased to confirm the terms and conditions of your offer to join Hercules Incorporated in the position of Vice President and Controller of Hercules, effective July 2, 2001. This position will report to the Chief Executive Officer.

      Our offer includes the following components:

      1. Annual Base Salary: $260,000 payable in 12 equal monthly installments. Pursuant to our salary administration policy, salary reviews are conducted each March 1st.

      2. Annual Incentive Compensation: Your target annual incentive opportunity under the Hercules Management Incentive Compensation Plan (MICP) is for 2001, 60% of your base salary and will be prorated for the number of months from your start date to the end of the year. The maximum payout is 200% of the target and, of course, the minimum is zero. Any payouts above the target amount may be made in discounted restricted stock.

      3. Long-Term Incentive: In this position, you are eligible to receive annual grants under the Hercules Long-Term Incentive Compensation Plan (LTICP). The value of the 2001 award is set at 80% of your base annual salary subject to a pro-rata adjustment for the partial year. Upon commencing employment, you will receive a stock options, the number of which will be based upon the fair market value as of that date and a Black Scholes Valuation methodology.

      4. Benefits: Your service with Union Carbide will be recognized for purposes of eligibility to receive benefits and vesting. You will accrue benefits pursuant to the terms of the Pension Plan of Hercules Incorporated. Benefits will be funded to the extent legally possible under the qualified pension plan trust with the balance paid under the unfunded non-qualified pension restoration plan.

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Fred G. Aanonsen
June 27, 2001
Page 2


      5. Special Pension Bridge: You will be eligible to receive an annual credit to the Deferred Compensation Plan equal to 10% of your gross annual Union Carbide pension. This credit will continue for the lesser of the term of employment or 5 years.

      6. Deferred Compensation: Beginning calendar year 2002, you become eligible to participate in the Hercules Deferred Compensation Plan. This plan provides the option to defer before-tax salary and/or target MICP amounts. More information will be provided to you on this plan when you become eligible to participate.

      7. Executive Stock Purchase Program: Beginning calendar year 2002, you will become eligible to participate in the Executive Stock Purchase Program. This program, under the LTICP, provides you with the option of converting salary, target MICP amounts, and Nonqualified Pension benefits into Hercules Restricted Stock at a 15% discount. The program also provides for the exchange of Nonqualified Savings Plan balances for restricted stock with no discount. More information will be provided to you on this program through the Corporate Human Resources Department.

      8. Temporary Housing: You will be eligible for company paid housing for a period not to exceed one year from the date a lease is signed subject to a limit of $1700 per month.

      9. Change in Control: You are eligible for a Change in Control Agreement which triggers upon a Change in Control at Hercules Incorporated. Upon a qualifying Change in Control, if within the three year period beginning the date a Change in Control occurs, there is a defined diminution of duty, compensation, or a required transfer, you will receive 3 years' salary and the greater of 3 years target bonus or most recent bonus received. The Change in Control Agreement shall also provide that you will receive at least 60% of the value of your 2001 Long-Term Incentive stock option grant if a change in control occurs within the first 12 months of employment where the Company Stock is purchased for cash or for no consideration and without being replaced by comparable new stock options.

      10. Car Allowance: If required, we will provide a rental car for up to 3 months.

      11. Commuting Costs: To the extent a pool car is not available, we will reimburse weekly and holiday returns to your home limited to advance purchase coach air travel.
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Fred G. Aanonsen
June 27, 2001
Page 3


      This offer is contingent upon your passing our standard pre-placement physical examination before your anticipated starting date. (Part of this examination will be a test to detect the use of drugs or alcohol. If you are currently using prescription drugs, please bring your prescription with you to the physical.) Plus, we must verify employment eligibility under the Immigration Reform and Control Act.

      Fred, we enthusiastically welcome you to the Hercules management team. I look forward to working with you to make this a personally and professionally rewarding opportunity.

      To indicate your review and acceptance with the above terms please sign a copy of this letter and return it to me within three days.

                                                  Best regards,


                                                  Edward V. Carrington
                                                  Office of the Chairman
                                                  Corporate Resources Group

Accepted by:


-----------------------
Fred G. Aanonsen

Enclosure